Exhibit 99.1

Applied Digital’s VeriChip Corporation Expands Distribution and Product
Offerings in North America
Company signs Binding Letter of Intent to acquire eXI Wireless, a leading provider of wireless and RFID technologies for hospitals and nursing homes

Wednesday, November 03, 2004 08:00 ET
DELRAY BEACH, Fla., Nov 3, 2004 (BUSINESS WIRE) -- Applied Digital (NASDAQ: ADSX), a provider of Security Through Innovation™, announced today that it has signed a binding letter of intent to acquire eXI Wireless, Inc. Once completed, this acquisition will add approximately 200 dealers and distributors to VeriChip Corporation, Applied Digital’s wholly-owned subsidiary. These dealers and distributors already market eXI’s proprietary security products like HALO™, ROAM ALERT™, ASSETRAC™, and HOUNDWARE™ to hospitals, nursing homes and commercial customers, respectively. Applied Digital expects the transaction to accelerate adoption of the VeriChip Health Information Microtransponder System for medical applications. Applied Digital has conducted extensive due diligence, but closing of the transaction remains subject to final documentation, eXI’s board of directors’ receiving a fairness opinion, and required approvals (including approval by eXI’s shareholders and the BC Supreme Court). The companies expect that the transaction will close during the first quarter of 2005.

With over 20 years experience, eXI has developed some of the industry’s first patient wandering, infant protection and asset tracking / location systems uniquely combining Auto-ID and real-time location technologies. Recently, eXI’s HALO product was used to successfully save an infant from wrongly being taken from a maternity ward. The system shut down elevators and the infant was returned safely.

Applied Digital has agreed to pay CAD$1.60 for each outstanding share of eXI (approximately 10.1 million shares outstanding). That payment to the eXI shareholders will be made in shares of a Canadian subsidiary of Applied Digital that will, in turn, be exchangeable for shares of Applied Digital. The exchange ratio will be calculated at closing. In 2003, eXI’s revenues were approximately CAD$8.6 million Canadian and earnings were CAD$170,000. For the first six months of 2004, eXI’s revenues were approximately CAD$4.0 million and earnings were CAD$97,000.

“Since the FDA granted clearance to market VeriChip™ for medical applications, we have been focused on rapidly building distribution,” said Scott R. Silverman, Chairman and CEO of Applied Digital. “Our short term focus is for VeriChip to partner with global medical supply, medical device and/or larger technology companies. EXI is the first step of this evolving distribution model. Through the years, we have developed a close relationship with EXI. The company, through its HALO™ and Roam Alert™ technology, has already demonstrated the ability to market wireless identification, RFID, control, and location technologies, through its strong relationships in the healthcare industry. By integrating eXI products and services, distribution and personnel with VeriChip Corporation, we will now be able to provide external and subcutaneous RFID technology for security in a healthcare environment.”

Malik Talib, Chief Executive Officer of eXI commented: “We are very excited about the prospect of joining the Applied Digital family. Together we will have a leadership position in the fastest growing markets of RFID: health care, animal tracking and asset tracking. We expect that this will be very beneficial to our employees, customers and shareholders.”

About Applied Digital
Applied Digital develops innovative security products for consumer, commercial, and government sectors worldwide. Our unique and often proprietary products provide security for people, animals, the food supply, government/military arena, and commercial assets. Included in this diversified product line are RFID applications, end-to-end food safety systems, GPS/Satellite communications, and telecomm and security infrastructure, positioning Applied Digital as the leader of Security Through Innovation. Applied Digital is the owner of a majority position in Digital Angel Corporation (AMEX: DOC). For more information, visit the company’s website at http://www.adsx.com.

About eXI Wireless Inc. eXI Wireless Inc. is a pioneer in wireless identification, control, and location technologies that provide peace of mind to groups wanting to protect, track, and locate their individuals and assets. With over 20 years experience, eXI is behind some of the industry’s first patient wandering, infant protection, and tool tracking systems uniquely combining radio frequency identification (RFID) and real-time location system (RTLS) technologies in its state-of-the-art, unobtrusive solutions. Through eXI’s continued wireless innovation, end customers gain the protection, cost savings, operating efficiencies, and overall peace of mind they require when it comes to their people and assets. And vendors looking to improve their product offerings through the use of eXI’s RFID technology gain the expertise and end result they require quickly and cost effectively. For more information on eXI Wireless Inc., please visit http://www.exi.com.

Statements about the Company’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company’s actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

CONTACT:
CEOcast, Inc. for Applied Digital.
Ken Sgro, 212-732-4300
kensgro@ceocast.com

SOURCE: Applied Digital